EXHIBIT 10.1
EIGHTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2020)

THIS EIGHTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, effective February 18, 2022 (the “Effective Date”), the Committee desires to amend the Plan to provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated as a result of the reorganization of the Accounting Department and/or the relocation of the Buyer positions in the Supply Chain Department.
NOW THEREFORE, the Plan is hereby amended as of the Effective Date as follows:
1.    Section 5.3(aa) is hereby added to the Plan as follows:
(aa)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Senior Vice President, Human Resources of the Company as being involuntarily terminated in connection with the reorganization of the Accounting Department and/or the relocation of the Buyer positions in the Supply Chain Department on or after February 17, 2022 shall become fully vested and nonforfeitable on the date of such involuntary termination.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Eighth Amendment this 10th day of March 2022 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

    By: /s/ Tyson L. Taylor
    Name: Tyson Taylor
    Title: Senior Vice President, Human Resources
    1
US 8605434v.1